Exhibit 99.1

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – March 31, 2022 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its first quarter ended February 26, 2022.

Fiscal 2022 First Quarter Highlights of Continuing Operations

(Dollars in millions)

	Sales				Operating Income
	1st Qtr		Dollar	%	1st Qtr	% of	1st Qtr	% of
	2022	2021	Change	Change	2022	Sales	2021	Sales
Consolidated (1)	$117.9	$101.7	$16.2	15.9%	$6.5	5.5%	$5.6	5.5%

Wholesale	$83.5	$70.3	$13.2	19.0%	$3.4	4.1%	$4.8	6.8%

Retail	$64.1	$60.4	$3.7	6.1%	$3.4	5.3%	$1.1	1.8%

(1)

Our consolidated results include certain intercompany eliminations. See Table 4, “Segment Information” below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income (loss).

Although incoming wholesale orders remained relatively strong for our first quarter of 2022, we began to make progress in reducing the enormous backlog that has ballooned during the eighteen months of the pandemic that preceded the start of our fiscal year. Consolidated revenue grew by 16% and wholesale shipments increased by 19% in the quarter. Operating income of $6.5 million was 16% ahead of last year primarily thanks to a strong showing in our corporate retail division. Diluted earnings per share of $0.44 compared to $0.37 for last year represented a 19% increase.

The big story for Bassett’s first quarter, of course, was the sale of the assets of our Zenith Freight Lines subsidiary to J.B. Hunt Transport Services, Inc. for approximately $87 million. Subsequently, we announced the declaration of a $1.50 per share special dividend that will be paid to shareholders on April 6, 2022. In our income statement, we will classify Zenith results as “Income from Discontinued Operations,” meaning that Bassett is back to being a pure play furniture manufacturer, wholesaler and retailer. Zenith went out with a bang in its final full quarter under Bassett ownership, recording a net profit of $1.3 million. For the most part, the past four weeks have been “business as usual,” as J.B. Hunt, coupled with the previous Zenith staff, continues to run our former distribution centers and transport our products to our Bassett Home Furnishings stores and to certain independent Bassett accounts. Once again, we are excited about our new partnership with J.B. Hunt as we prepare to manufacture a new product lineup that will be stocked in a new Regional Fulfillment Center opening in Florida later this spring. All eyes will be on our ability to offer rapid service to our Florida stores and open market customers, which we believe can significantly drive new sales in the future. We are pleased that Zenith’s founder, Jack Hawn, will stay on and work with J.B. Hunt and Bassett in a consultative role to help us realize our vision of operating through a national network of Regional Fulfillment Centers. Jack and his wife, Debbie, founded Zenith in 1973 and grew it into the premier less than truckload (“LTL”) furniture transportation company in the country. Their work ethic and good nature has endeared them to the team at Bassett and their expertise led to a successful closing chapter of Bassett’s ownership of Zenith.

Incoming wholesale orders were down 6.8% compared to 2021 but remained robust in comparison to the past few years. 90% of the order shortfall to last year came in our Club Level motion segment, where we still have a large backlog and where we have been most affected by rising container prices. Orders for our domestic upholstery and our outdoor products grew compared to 2021 and remain strong. Wood orders declined slightly, particularly with our imported wood products that have been susceptible to COVID-related factory shutdowns in Vietnam. Our inability to keep pace with the incessant inflationary pressures that we are experiencing cost us between 150 to 200 basis points in our consolidated operating margins for the quarter. The material cost in our upholstery operations was the biggest culprit as practically every raw material involved with manufacturing a sofa, chair or sectional has continued to escalate in price over the past eighteen months. Recognizing this, we are reluctantly implementing our sixth wholesale price increase in the new inflationary world of the last 15 months.

Corporate retail profits, on the other hand, tripled to $3.4 million in the period as higher gross margins and leverage from delivering our order backlog combined to produce better results. We also enjoyed a strong Presidents Day promotion to end the quarter, thus providing for the likelihood of continued strong retail deliveries for the foreseeable future. We are also busy evaluating our real estate portfolio of owned and leased locations. Current plans call for the remodeling of three stores in 2022 while opening one new store and closing another. We also plan to sell the real estate and building in one of our locations this year while purchasing another in a new market.

On the whole, we were pleased with the quarter although the aforementioned vulnerability that we have experienced regarding cost pressure remains frustrating. As we wind down our backlog over the upcoming months, the relationship between our invoice price and our production costs will more closely align. Concurrently, we plan to capitalize on the market share that we have gained in the open market and the improved operating model in our retail stores to make 2022 another strong year for Bassett.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 96 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the first fiscal quarter of 2022, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended
	February 26, 2022		February 27, 2021
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales of furniture and accessories	$117,864	100.0%	$101,655	100.0%
Cost of furniture and accessories sold	60,471	51.3%	48,252	47.5%
Gross profit	57,393	48.7%	53,403	52.5%

Selling, general and administrative expenses	50,915	43.2%	47,842	47.1%
Income from operations	6,478	5.5%	5,561	5.5%

Other income (loss), net	(629)	-0.5%	(299)	-0.3%
Income from continuing operations before income taxes	5,849	5.0%	5,262	5.2%

Income tax expense	1,558	1.3%	1,564	1.5%
Income from continuing operations	4,291	3.6%	3,698	3.6%

Income from discontinued operations, net of tax	1,282		313

Net income	$5,573		$4,011

Basic and diluted earnings per share:
Income from continuing operations	$0.44		$0.37
Income from discontinued operations	0.13		0.03
Basic earnings per share	$0.57		$0.40

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 26, 2022	November 27, 2021
Assets
Current assets
Cash and cash equivalents	$31,880	$34,374
Short-term investments	17,715	17,715
Accounts receivable, net	25,603	20,567
Inventories, net	81,679	78,004
Recoverable income taxes	6,696	8,379
Current assets of discontinued operations held for sale	61,888	11,064
Other current assets	11,016	10,181
Total current assets	236,477	180,284

Property and equipment, net	69,303	69,168

Other long-term assets
Deferred income taxes, net	3,073	3,189
Goodwill and other intangible assets	14,340	14,354
Right of use assets under operating leases	94,761	95,955
Long-term assets of discontinued operations held for sale	-	52,757
Other	6,103	5,953
Total long-term assets	118,277	172,208
Total assets	$424,057	$421,660

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$24,377	$23,988
Accrued compensation and benefits	10,924	12,639
Customer deposits	54,491	51,492
Current portion of operating lease obligations	20,051	20,235
Current liabilities of discontinued operations held for sale	29,892	16,095
Other current liabilities and accrued expenses	10,609	9,770
Total current liabilities	150,344	134,219

Long-term liabilities
Post employment benefit obligations	13,268	12,968
Long-term portion of operating lease obligations	93,333	94,845
Long-term liabilities of discontinued operations held for sale	-	16,210
Other long-term liabilities	689	686
Total long-term liabilities	107,290	124,709

Stockholders’ equity
Common stock	48,640	48,811
Retained earnings	119,557	115,631
Additional paid-in-capital	-	113
Accumulated other comprehensive loss	(1,774)	(1,823)
Total stockholders' equity	166,423	162,732
Total liabilities and stockholders’ equity	$424,057	$421,660

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Three Months Ended
	February 26, 2022	February 27, 2021
Operating activities:
Net income	$5,573	$4,011
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,655	3,331
Gain on lease modification	-	(20)
Net (gain) loss on disposals of property and equipment	(8)	(4)
Deferred income taxes	116	826
Other, net	778	274
Changes in operating assets and liabilities
Accounts receivable	(4,609)	(2,380)
Inventories	(3,675)	(8,050)
Other current and long-term assets	781	(768)
Right of use assets under operating leases	6,559	6,340
Customer deposits	2,999	4,912
Accounts payable and other liabilities	(2,194)	3,584
Obligations under operating leases	(7,109)	(7,072)
Net cash provided by operating activities	2,866	4,984

Investing activities:
Purchases of property and equipment	(2,424)	(895)
Proceeds from sale of property and equipment	9	8
Other	(465)	(302)
Net cash used in investing activities	(2,880)	(1,189)

Financing activities:
Cash dividends	(1,374)	(3,718)
Proceeds from the exercise of stock options		-
Other issuance of common stock	93	83
Repurchases of common stock	(765)	(534)
Taxes paid related to net share settlement of equity awards	-	(219)
Repayments of finance lease obligations	(434)	(173)
Net cash used in financing activities	(2,480)	(4,561)
Change in cash and cash equivalents	(2,494)	(766)
Cash and cash equivalents - beginning of period	34,374	45,799

Cash and cash equivalents - end of period	$31,880	$45,033

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended
	February 26, 2022	February 27, 2021
Sales Revenue
Wholesale sales of furniture and accessories	$83,485	$70,264
Less: Sales to retail segment	(29,728)	(29,004)
Wholesale sales to external customers	53,757	41,260
Retail sales of furniture and accessories	64,107	60,395
Consolidated net sales of furniture and accessories	$117,864	$101,655

Operating Income (Loss)
Wholesale	$3,385	$4,797
Retail	3,350	1,094
Inter-company elimination	(257)	(330)
Consolidated	$6,478	$5,561